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Exhibit 1.3

SUBSCRIPTION AGREEMENT
FOR
CHINA HOSPITALS, INC.

UNITS OF SECURITIES,
EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK (THE "UNITS")
($13.50 PER UNIT)

        Persons interested in purchasing Units of China Hospitals, Inc. (the "Company") must complete and return this Subscription Agreement along with their check or money order payable to the escrow agent, HSBC Bank USA, National Association.

        Subject only to acceptance hereof by the Company, in its discretion, the undersigned hereby subscribes for the number of Units at the aggregate subscription price set forth below.

        An accepted copy of this Agreement will be returned to the subscriber as a receipt, and the physical stock certificate will be delivered to each subscriber within thirty days of the final closing of this offering.

Securities Offered

        The Company is offering a total of up to 7,500,000 Units at a price of $13.50 per Unit. There is no minimum subscription amount, however, unless 2,000,000 Units are sold in the offering, the entire proceeds received from the sale of Units from this offering will be returned to the investors, without deduction therefrom or interest thereon.

Subscription

        In connection with this subscription, the undersigned hereby subscribes to the number of Units shown in the following table.

        Number of Units =

        Multiply by Price of Units × $13.50 per Unit

        Aggregate Subscription Price = $

        In connection with this investment in the Company, I represent and warrant as follows:

a)
Prior to tendering payment for the Units, I received a copy of your prospectus dated [                  ], 2005.

b)
I am a bona fide resident of the state of                        or            a non-US resident.

c)
The Company and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Subscriber agrees that such representations and warranties shall survive the acceptance of subscriber as a purchaser.

        Please register the Units, which I am purchasing in the following name(s):

As (check one)

Individual	Tenants in Common	Partnership

Joint Tenants	Corporation	Trust

IRA	Minor with adult custodian under Uniform Gift to Minors Act

        For the person(s) who will be registered securityholder(s):

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber (Printed)	Name of Co-Subscriber (Printed)

Address of Subscriber	Address of Co-Subscriber

Address of Subscriber	Address of Co-Subscriber

Telephone of Subscriber	Telephone of Co-Subscriber

Subscriber Tax I.D. or Social Security Number	Co-Subscriber Tax I.D. or Social Security Number

ACCEPTED BY: China Hospitals, Inc., a Cayman Islands Corporation

Date:
BY: Frank Hu ITS: CEO

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Exhibit 1.3
SUBSCRIPTION AGREEMENT FOR CHINA HOSPITALS, INC. UNITS OF SECURITIES, EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK (THE "UNITS") ($13.50 PER UNIT)